Exhibit 99.1
Boise Inc.
Investor Relations
1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: February 26, 2013

Media Contact	Investor Relations Contact
Virginia Aulin - 208 384 7837	Greg Jones - 208 384 7141

Boise Inc. Reports Financial Results for Fourth Quarter and Year-End 2012
BOISE, Idaho - Boise Inc. (NYSE: BZ) today reported net income of $13.5 million, or $0.13 per diluted share, for fourth quarter 2012, compared with net income of $16.3 million, or $0.15 per diluted share, for fourth quarter 2011. Net income for the year ended 2012 was $52.2 million, or $0.52 per diluted share, compared with $75.2 million, or $0.70 per diluted share, for the year ended 2011. Net income excluding special items for the year ended 2012 was $71.6 million, compared with $79.9 million for the year ended 2011.
EBITDA excluding special items(1) was $78.7 million for fourth quarter 2012, compared with EBITDA excluding special items of $85.0 million for fourth quarter 2011. EBITDA excluding special items was $331.8 million for the year ended 2012, versus our record 2011 EBITDA excluding special items of $340.2 million.

2012 Highlights

• Record annual sales of $2.56 billion, a 6% increase over 2011
• EBITDA excluding special items of $331.8 million for 2012 and $78.7 million for 4Q 2012(1)
• Special items include pretax costs of $31.7 million, primarily related to ceasing uncoated freesheet production at our paper mill in St. Helens, Oregon
• Generated annual free cash flow of $97.4 million(1)
• Paid two special cash dividends totaling $1.20 per common share, or $119.7 million

"We were pleased with our overall 2012 operating results," said Alexander Toeldte, president and chief executive officer of Boise Inc. "Our mills and converting operations ran well, and we reduced costs through productivity improvement by reducing usage of key raw materials. During the year, we generated significant free cash flow and returned capital to our shareholders through the payment of two special cash dividends totaling $1.20 per common share. Despite these achievements, our 2012 results were affected adversely by margin compression in some of our Packaging operations and declining prices in our Paper business."
"In Packaging, we experienced margin compression in some of our converting operations, primarily in our California and Texas markets. We saw little benefit from the announced $50 per ton linerboard price increase during the fourth quarter in our converting operations, but we expect to more fully benefit from the increase in first quarter 2013. As of January 31, 2013, we had implemented over 90% of the $50 price increase through our converting operations. We are making targeted capital investments in our converting operations to improve efficiency and keep pace with our sales growth."
"In Paper, we faced declining prices for communication-grade papers throughout the year, particularly in the fourth quarter. The average price for uncoated freesheet in the fourth quarter 2012 declined $27 per ton from the previous quarter and dropped $45 per ton from the fourth quarter 2011, as industry supply continued to outpace demand. These dynamics factored heavily into our decision to cease paper production at our mill in St. Helens, Oregon, reducing our production capacity in 2013 by 60,000 tons. During fourth quarter, we took 16,000 tons of market-related downtime in addition to the 8,000 tons of downtime from our annual maintenance outage at our mill in Jackson, Alabama. Going forward, we will continue to aggressively manage our costs and evaluate the optimal configuration of our white paper assets, to balance our production with demand for our products."
____________

(1)	For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

Quarterly and Annual Financial Results

	(in millions, except per-share data)
	4Q 2012	4Q 2011	3Q 2012	2012	2011
Sales	$627.5	$600.4	$645.2	$2,555.4	$2,404.1
Net income	$13.5	$16.3	$3.6	$52.2	$75.2
Net income per diluted share (2)	$0.13	$0.15	$0.04	$0.52	$0.70
Net income excluding special items (1)	$13.8	$18.5	$22.8	$71.6	$79.9
Net income excluding special items per diluted share (1)	$0.14	$0.17	$0.23	$0.71	$0.75
Weighted average diluted common shares outstanding (2)	101.2	106.6	101.0	101.1	106.7
EBITDA (1)	$78.3	$81.4	$59.2	$300.0	$332.6
EBITDA excluding special items (1)	$78.7	$85.0	$90.5	$331.8	$340.2

(1) For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."
(2) As of December 31, 2012, we had 100.5 million common shares outstanding. For additional information, see "Summary Notes to Consolidated Financial Statements and Segment Information."

Packaging Segment
Packaging segment sales for fourth quarter 2012 were $287.3 million, an increase of $35.9 million, or 14%, compared with $251.4 million in fourth quarter 2011. About half of the increase was the result of our acquisition of Hexacomb on December 1, 2011. The remaining increase resulted from sales volume growth in our network of box plants, which increased 9% in fourth quarter 2012, compared with the same quarter in 2011. Our vertical integration rose from an average of 71% during 2011 to 84% in 2012, and we expect it to increase to approximately 90% in 2013 based on our current volumes. Our increased vertical integration decreased our sales to third parties by 46% in fourth quarter 2012, compared with fourth quarter 2011. Net sales prices for our corrugated products, excluding Hexacomb, increased 2% during fourth quarter 2012, compared with fourth quarter 2011. Packaging segment sales for fourth quarter 2012 were essentially flat, compared with third quarter 2012.
Packaging segment sales for full year 2012 were $1,130.1 million, an increase of $180.4 million, or 19%, compared with $949.7 million for 2011. Sales volumes of corrugated products increased 16% in 2012, compared with 2011. Slightly more than half of this increase related to growth from our 2011 acquisitions and the remainder was due to increased sales from our network of box plants, which offset the decline in linerboard net sales prices and volumes sold to third parties during 2012 by 2% and 31%, respectively, compared with 2011.
Packaging segment EBITDA, excluding special items, was $47.1 million for fourth quarter 2012, a slight increase from $46.9 million in fourth quarter 2011. Although we benefited from two additional months of operations at Hexacomb in the quarter, this was offset by higher input costs and margin compression on the sale of some of our corrugated products at our converting operations. Packaging segment EBITDA in fourth quarter 2012 increased $9.6 million, or 25%, compared with third quarter 2012, due to improved sales prices of linerboard sold to third parties and lower maintenance outage costs, offset partially by higher fiber costs.
Packaging segment EBITDA, excluding special items, for full year 2012 was $162.5 million, an increase of $3.2 million, or 2%, compared with 2011. The increase reflects a full year impact from our acquisitions. Our corrugated products sales volumes increased 16% year over year; however, these increases were largely offset by margin compression on the sale of some of our corrugated products.
During first quarter 2013, we will conduct a cold outage at our mill in DeRidder, Louisiana. Cold outages at this facility occur every five years and are more extensive and costly than our normal annual maintenance outages. We expect total maintenance outage costs for our Packaging segment in 2013 to be approximately $23 million, an increase of approximately $12 million from 2012, with $20 million expected in first quarter 2013, relative to $2 million in first quarter 2012, with the remaining $3 million expected in third quarter 2013.

Paper Segment
Lower uncoated freesheet sales prices affected our fourth quarter 2012 sales, compared with fourth quarter 2011 and third quarter 2012. Paper segment sales for fourth quarter 2012 were $352.7 million, a decrease of $7.0 million, or 2%, compared with fourth quarter 2011. Paper segment sales decreased $17.3 million, or 5%, compared with third quarter 2012. Our average sales price of uncoated freesheet declined from $993 per short ton in fourth quarter 2011 and $975 per short ton in third quarter 2012 to $948 per short ton in fourth quarter 2012. Total uncoated freesheet sales volumes increased 3% versus the prior-year period but were down 4% versus third quarter 2012 as a result of seasonal demand decline.
Paper segment sales for full year 2012 were $1,468.3 million, down 2% compared with 2011, due to lower sales prices of uncoated freesheet and lower sales prices and volumes of market pulp. Our average sales price of uncoated freesheet was $968 per short ton in 2012, down from an average of $990 per short ton in 2011. Sales volumes of uncoated freesheet were up 2% in 2012, compared with 2011. The increase in our uncoated freesheet sales volumes for the year is due to a 5% increase in sales of label and release and premium office papers and higher purchase volumes by our cut-size customers. Combined sales volumes of label and release and premium office papers represented 34% of our total uncoated freesheet sales volumes for 2012, up from 33% in the prior year.
Paper segment EBITDA, excluding special items, was $38.7 million for fourth quarter 2012, a decrease of $5.7 million, or 13%, compared with fourth quarter 2011. This decrease was due primarily to lower sales prices of uncoated freesheet. This decline was largely offset by generally lower input and maintenance outage costs. Paper segment EBITDA, excluding special items, for fourth quarter 2012 decreased $19.9 million from third quarter 2012 as a result of lower sales volumes and net selling prices for uncoated freesheet and higher maintenance outage costs as a result of our annual outage at our Jackson, Alabama, mill.
Paper segment EBITDA, excluding special items, for full year 2012 was $193.3 million, a decrease of $8.2 million, or 4%, compared with $201.5 million for the year ended December 31, 2011. This decrease resulted from the $22 per short ton reduction in the average sales price of uncoated freesheet and the $107 per short ton reduction in the average sales price of market pulp. Additionally, chemical costs increased $13.8 million year over year, due to higher prices and increased volumes for key chemicals such as caustic soda and starch. These changes were offset partially by an overall $34.0 million reduction in fiber costs as higher wood chip prices, primarily in the Pacific Northwest, were offset by lower purchased pulp prices and improved pulp production at International Falls, Minnesota, and Jackson, Alabama, which reduced our consumption of purchased pulp.
Webcast and Conference Call
Boise Inc. will host a webcast and conference call on Tuesday, February 26, 2013, at 11:00 a.m. ET, at which time we will review the company's recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). This webcast will be archived from February 26, 2013, at 2:00 p.m. ET through March 26, 2013, at 11:45 p.m. ET. Playback numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers. The passcode is 87424464. To access the replay, go to www.BoiseInc.com and click on About Boise Inc. to reach the link to the webcast under Webcasts & Presentations on the Investors menu.
Annual Meeting Date
Boise Inc. intends to hold its annual shareholders' meeting at 9:00 a.m. MDT on Wednesday, April 24, 2013, in Boise, Idaho. The record date to determine shareholders eligible to vote at the meeting is Monday, March 18, 2013.
About Boise Inc.
Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures a wide variety of packaging and paper products. Boise's range of packaging products includes linerboard and corrugating medium, corrugated containers and sheets, and protective packaging products. Boise's paper products include imaging papers for the office and home, printing and converting papers, and papers used in packaging, such as label and release papers. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

Forward-Looking Statements
This news release contains statements that are "forward looking," as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Statements regarding announced price increases on our products, cost management efforts, asset configuration changes, and vertical integration levels and the benefits we expect to derive from such outcomes and actions are forward looking.  Given the risks and uncertainties involved, there can be no assurance we will be able to achieve our stated goals or realize any benefits. For example, changes in the economy and competitive influences may result in our being unable to implement or realize any additional benefit from our announced price increases.  Economic and competitive influences, availability of equipment and suppliers, the performance of the equipment once installed, and other factors could cause the outcome of our asset configuration projects, the related costs, and the timing to differ materially from what we have predicted in this release. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission.  We undertake no obligation to update the forward-looking statements in this release whether as a result of new information, future events, or otherwise.

Boise Inc.
Segment Highlights
(dollars in millions)

	4Q 2012	4Q 2011	3Q 2012	2012	2011
Packaging
Sales volumes (thousands of short tons, except corrugated)
Linerboard, Total	156.8	157.9	155.7	611.1	606.5
Linerboard, External sales	31.2	57.5	36.5	158.9	230.2
Newsprint	60.3	58.6	60.0	233.4	230.8
Corrugated containers and sheets (mmsf) (a)	2,578	2,297	2,584	10,079	8,720
Key input costs
Fiber, including purchased rollstock	$43.4	$42.3	$39.8	$176.9	$156.9
Energy	16.4	15.1	16.4	61.2	65.2
Chemicals	10.9	10.0	10.6	42.0	38.0
Outage costs	(0.3)	—	3.5	10.9	9.9
EBITDA (b)	47.1	45.5	37.5	162.5	155.5
EBITDA excluding special items (b)	47.1	46.9	37.5	162.5	159.3
Assets				$958.0	$957.3
Paper
Sales volumes (thousands of short tons)
Uncoated freesheet (c)	302.4	294.1	313.8	1,253.8	1,229.8
Corrugating medium	34.9	33.9	33.7	135.3	135.3
Market pulp	15.6	20.3	18.5	52.9	90.2
Key input costs
Fiber	$77.9	$94.1	$85.7	$343.1	$377.1
Energy	34.2	36.4	33.4	134.8	143.9
Chemicals	49.6	51.1	55.6	211.6	197.8
Outage costs	4.6	7.8	0.4	14.8	21.5
EBITDA (b)	38.2	44.4	27.3	161.6	201.5
EBITDA excluding special items (b)	38.7	44.4	58.6	193.3	201.5
Assets				$1,144.7	$1,190.9

	4Q 2012 vs. 4Q 2011	4Q 2012 vs. 3Q 2012	2012 vs. 2011
Packaging
Change in net sales prices (dollars per short ton, except corrugated) (d)
Linerboard, Total	$45	$40	$8
Linerboard, External sales only	39	31	(7)
Newsprint	(1)	3	(1)
Corrugated containers and sheets ($/msf) (a)	6	1	8
Paper
Change in net sales prices (dollars per short ton) (d)
Uncoated freesheet (c)	$(45)	$(27)	$(22)
Corrugating medium	77	53	28
Market pulp	(12)	(6)	(107)
____________

(a)
Includes corrugated container and sheet volumes for Tharco and protective packaging product volumes for Hexacomb since the acquisitions on March 1 and December 1, 2011, respectively. Increase in sales price during 2012 is primarily due to Hexacomb.

(b)	For reconciliations of non-GAAP measures, see "Summary Notes to Consolidated Financial Statements and Segment Information."

(c)	Includes cut-size office papers, printing and converting papers, and label and release papers.

(d)	Average net selling prices for our principal products represent sales less freight costs, discounts, and allowances.

Boise Inc.
Consolidated Statements of Income
(dollars and shares in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2012	2011 (2)	2012	2012	2011 (2)
Sales
Trade	$611,925	$591,524	$631,054	$2,495,092	$2,364,024
Related parties	15,567	8,917	14,131	60,271	40,057
	627,492	600,441	645,185	2,555,363	2,404,081

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation) (1)	491,554	462,315	502,848	2,004,044	1,880,271
Fiber costs from related parties	5,094	5,154	5,266	19,772	18,763
Depreciation, amortization, and depletion	39,907	37,320	37,540	152,306	143,758
Selling and distribution expenses	30,602	28,999	30,015	121,827	107,654
General and administrative expenses	20,492	18,872	19,213	79,748	60,587
St. Helens charges (1)	111	—	27,448	27,559	—
Other (income) expense, net (3)	982	1,860	1,509	2,572	1,994
	588,742	554,520	623,839	2,407,828	2,213,027

Income from operations	38,750	45,921	21,346	147,535	191,054

Foreign exchange gain (loss)	(376)	430	296	179	135
Loss on extinguishment of debt (4)	—	(2,300)	—	—	(2,300)
Interest expense	(15,484)	(15,653)	(15,458)	(61,740)	(63,817)
Interest income	59	59	3	160	269
	(15,801)	(17,464)	(15,159)	(61,401)	(65,713)

Income before income taxes	22,949	28,457	6,187	86,134	125,341
Income tax provision	(9,402)	(12,202)	(2,584)	(33,984)	(50,131)
Net income	$13,547	$16,255	$3,603	$52,150	$75,210

Weighted average common shares outstanding:
Basic	100,167	103,991	100,144	99,872	101,941
Diluted	101,180	106,613	101,030	101,143	106,746

Net income per common share:
Basic	$0.14	$0.16	$0.04	$0.52	$0.74
Diluted	$0.13	$0.15	$0.04	$0.52	$0.70
For footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Segment Information
(dollars in thousands)

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2012	2011	2012	2012	2011
Segment sales
Packaging (2)	$287,332	$251,388	$285,705	$1,130,102	$949,710
Paper	352,702	359,697	369,952	1,468,344	1,496,537
Intersegment eliminations and other	(12,542)	(10,644)	(10,472)	(43,083)	(42,166)
	$627,492	$600,441	$645,185	$2,555,363	$2,404,081

Segment income (loss)
Packaging (2) (3)	$31,630	$31,837	$22,715	$101,626	$104,996
Paper (1)	14,926	21,794	5,463	73,913	112,051
Corporate and Other (3)	(8,182)	(7,280)	(6,536)	(27,825)	(25,858)
	38,374	46,351	21,642	147,714	191,189

Loss on extinguishment of debt (4)	—	(2,300)	—	—	(2,300)
Interest expense	(15,484)	(15,653)	(15,458)	(61,740)	(63,817)
Interest income	59	59	3	160	269
Income before income taxes	$22,949	$28,457	$6,187	$86,134	$125,341

EBITDA (5)
Packaging (2) (3)	$47,089	$45,518	$37,538	$162,542	$155,543
Paper (1)	38,244	44,390	27,275	161,563	201,533
Corporate and Other (3) (4)	(7,052)	(8,537)	(5,631)	(24,085)	(24,429)
	$78,281	$81,371	$59,182	$300,020	$332,647

EBITDA excluding special items (5)
Packaging (2) (3)	$47,089	$46,882	$37,538	$162,542	$159,334
Paper (1)	38,701	44,390	58,563	193,308	201,533
Corporate and Other (3) (4)	(7,052)	(6,237)	(5,631)	(24,085)	(20,626)
	$78,738	$85,035	$90,470	$331,765	$340,241

For footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2012	December 31, 2011
ASSETS

Current
Cash and cash equivalents	$49,707	$96,996
Receivables
Trade, less allowances of $1,382 and $1,343	240,459	228,838
Other	8,267	7,622
Inventories	294,484	307,305
Deferred income taxes	17,955	20,379
Prepaid and other	8,828	6,944
	619,700	668,084

Property
Property and equipment, net	1,223,001	1,235,269
Fiber farms	24,311	21,193
	1,247,312	1,256,462

Deferred financing costs	26,677	30,956
Goodwill	160,130	161,691
Intangible assets, net	147,564	159,120
Other assets	7,029	9,757
Total assets	$2,208,412	$2,286,070

For footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Balance Sheets (continued)
(dollars and shares in thousands, except per-share data)

	December 31, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$10,000	$10,000
Accounts payable	185,078	202,584
Accrued liabilities
Compensation and benefits	70,950	64,907
Interest payable	10,516	10,528
Other	20,528	22,540
	297,072	310,559

Debt
Long-term debt, less current portion	770,000	790,000

Other
Deferred income taxes	198,370	161,260
Compensation and benefits	121,682	172,394
Other long-term liabilities	73,102	57,010
	393,154	390,664

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $0.0001 par value per share: 1,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value per share: 250,000 shares authorized; 100,503 and 100,272 shares issued and outstanding	12	12
Treasury stock, 21,151 shares held	(121,423)	(121,421)
Additional paid-in capital	868,840	866,901
Accumulated other comprehensive income (loss)	(101,304)	(121,962)
Retained earnings	102,061	171,317
Total stockholders’ equity	748,186	794,847

Total liabilities and stockholders’ equity	$2,208,412	$2,286,070
For footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Boise Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)

	Year Ended December 31
	2012	2011
Cash provided by (used for) operations
Net income	$52,150	$75,210
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	157,040	149,715
Share-based compensation expense	5,983	3,695
Pension expense	11,279	10,916
Deferred income taxes	33,684	44,301
St. Helens charges	28,481	—
Other	1,868	1,878
Loss on extinguishment of debt (4)	—	2,300
Decrease (increase) in working capital, net of acquisitions
Receivables	(9,803)	1,624
Inventories	8,136	(22,237)
Prepaid expenses	(814)	(275)
Accounts payable and accrued liabilities	(16,505)	3,803
Current and deferred income taxes	(1,938)	4,632
Pension payments	(35,205)	(25,414)
Other	674	43
Cash provided by operations	235,030	250,191
Cash provided by (used for) investment
Acquisition of businesses and facilities, net of cash acquired (2)	—	(326,223)
Expenditures for property and equipment	(137,642)	(128,762)
Purchases of short-term investments	—	(3,494)
Maturities of short-term investments	—	14,114
Other	1,393	1,048
Cash used for investment	(136,249)	(443,317)
Cash provided by (used for) financing
Issuances of long-term debt	5,000	275,000
Payments of long-term debt	(25,000)	(256,831)
Payments of financing costs	(188)	(8,613)
Repurchases of common stock	(2)	(121,421)
Proceeds from exercise of warrants	—	284,785
Payment of special dividends	(119,653)	(47,916)
Tax withholdings on net settlements of share-based awards	(5,833)	(2,775)
Other	(394)	1,060
Cash provided by (used for) financing	(146,070)	123,289
Decrease in cash and cash equivalents	(47,289)	(69,837)
Balance at beginning of the period	96,996	166,833
Balance at end of the period	$49,707	$96,996
For footnotes, see Summary Notes to Consolidated Financial Statements and Segment Information.

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company's 2012 Annual Report on Form 10-K, as well as other reports the Company files with the SEC. Net income for all periods presented involved estimates and accruals.

1.
In September 2012, we committed to a plan to cease paper production on our one remaining paper machine at our St. Helens, Oregon, paper mill, which we shut down in December 2012. During the three months ended September 30, 2012 and the year ended December 31, 2012, we recorded $31.3 million and $31.7 million, respectively, of pretax costs related primarily to ceasing operations at the mill. These costs are recorded in our Paper segment. The $31.7 million of costs for the year ended December 31, 2012, included approximately $14.2 million of noncash charges related primarily to the impairment of property, plant and equipment, and inventory; and approximately $17.5 million of cash costs of which we expect to pay approximately $7.3 million of employee-related and other costs in early 2013 and the remaining amounts over a longer term. During the three months ended September 30, 2012 and the year ended December 31, 2012, we recorded $27.4 million and $27.6 million, respectively, in "St. Helens charges" and $3.9 million and $4.1 million, respectively, related primarily to inventory in Materials, labor, and other operating expenses (excluding depreciation)" in our Consolidated Statements of Income.

2.
On March 1 and December 1, 2011, we completed the acquisitions of Tharco Packaging (Tharco) and Hexacomb Corporation (Hexacomb), respectively. Total cash consideration was $326.2 million. Financial results for Tharco and Hexacomb are included in our Packaging segment following the dates of acquisition.

In connection with the Tharco purchase price allocation, inventories were written up to their estimated fair market value. As the related inventories were sold, we recognized $2.2 million of expense in "Materials, labor, and other operating expenses (excluding depreciation)" in our Consolidated Statement of Income for the year ended December 31, 2011.

3.
During the three months ended December 31, 2011, we recorded $1.4 million of transaction-related expenses in the Packaging segment, and during the year ended December 31, 2011, we recorded $1.6 million and $1.5 million of expenses in our Packaging and Corporate and Other segments, respectively. Transaction-related expenses include expenses associated with transactions, whether consummated or not, and do not include integration costs.

4.	The year ended December 31, 2011, included $2.3 million of expense related to losses on the extinguishment of debt.

5.
This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, free cash flow, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The tables that follow reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA and EBITDA to EBITDA excluding special items (unaudited, dollars in thousands):

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2012	2011	2012	2012	2011
Net income	$13,547	$16,255	$3,603	$52,150	$75,210
Interest expense	15,484	15,653	15,458	61,740	63,817
Interest income	(59)	(59)	(3)	(160)	(269)
Income tax provision	9,402	12,202	2,584	33,984	50,131
Depreciation, amortization, and depletion	39,907	37,320	37,540	152,306	143,758
EBITDA	$78,281	$81,371	$59,182	$300,020	$332,647

St. Helens charges	$457	$—	$31,288	$31,745	$—
Inventory purchase accounting expense	—	—	—	—	2,200
Loss on extinguishment of debt	—	2,300	—	—	2,300
Transaction-related costs	—	1,364	—	—	3,094
EBITDA excluding special items	$78,738	$85,035	$90,470	$331,765	$340,241

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items (dollars in thousands):

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2012	2011	2012	2012	2011
Packaging
Segment income	$31,630	$31,837	$22,715	$101,626	$104,996
Depreciation, amortization, and depletion	15,459	13,681	14,823	60,916	50,547
EBITDA	47,089	45,518	37,538	162,542	155,543
Inventory purchase accounting expense	—	—	—	—	2,200
Transaction-related costs (a)	—	1,364	—	—	1,591
EBITDA excluding special items	$47,089	$46,882	$37,538	$162,542	$159,334

Paper
Segment income	$14,926	$21,794	$5,463	$73,913	$112,051
Depreciation, amortization, and depletion	23,318	22,596	21,812	87,650	89,482
EBITDA	38,244	44,390	27,275	161,563	201,533
St. Helens charges	457	—	31,288	31,745	—
EBITDA excluding special items	$38,701	$44,390	$58,563	$193,308	$201,533

Corporate and Other
Segment loss	$(8,182)	$(7,280)	$(6,536)	$(27,825)	$(25,858)
Depreciation, amortization, and depletion	1,130	1,043	905	3,740	3,729
Loss on extinguishment of debt	—	(2,300)	—	—	(2,300)
EBITDA	(7,052)	(8,537)	(5,631)	(24,085)	(24,429)
Loss on extinguishment of debt	—	2,300	—	—	2,300
Transaction-related costs (a)	—	—	—	—	1,503
EBITDA excluding special items	$(7,052)	$(6,237)	$(5,631)	$(24,085)	$(20,626)

EBITDA	$78,281	$81,371	$59,182	$300,020	$332,647

EBITDA excluding special items	$78,738	$85,035	$90,470	$331,765	$340,241
____________
(a) Transaction-related costs include expenses associated with transactions, whether consummated or not, and do not include integration costs.

The following table reconciles net income to net income excluding special items and presents net income per diluted share excluding special items (unaudited, dollars and shares in thousands, except per-share data):

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2012	2011	2012	2012	2011
Net income	$13,547	$16,255	$3,603	$52,150	$75,210
St. Helens charges	457	—	31,288	31,745	—
Inventory purchase accounting expense	—	—	—	—	2,200
Loss on extinguishment of debt	—	2,300	—	—	2,300
Transaction-related costs	—	1,364	—	—	3,094
Tax provision for special items (a)	(177)	(1,418)	(12,108)	(12,285)	(2,939)
Net income excluding special items	$13,827	$18,501	$22,783	$71,610	$79,865

Weighted average common shares outstanding: diluted	101,180	106,613	101,030	101,143	106,746
Net income excluding special items per diluted share	$0.14	$0.17	$0.23	$0.71	$0.75
____________

(a)	Taxes are applied to special items in the aggregate at the combined federal and state statutory rate in effect for the period.

The following table reconciles cash provided by operations to free cash flow (unaudited, dollars in thousands):

	Three Months Ended			Year Ended
	December 31		September 30,	December 31
	2012	2011	2012	2012	2011
Cash provided by operations	$69,756	$74,646	$92,147	$235,030	$250,191
Expenditures for property and equipment	(55,349)	(44,893)	(29,836)	(137,642)	(128,762)
Free cash flow	$14,407	$29,753	$62,311	$97,388	$121,429